Exhibit 99.1

Progress Energy announces 2007 first-quarter results; sees benefit from restructuring

Highlights:

♦	Reports first-quarter GAAP earnings of $1.08 per share, compared to $0.18 per share for the same period last year due primarily to the impact of discontinued operations

♦	Reports core ongoing earnings of $0.61 per share, compared to $0.46 per share for the same period last year due primarily to lower income taxes and reduced interest expense

♦	Reaffirms 2007 core ongoing earnings guidance of $2.70 to $2.90 per share

RALEIGH, N.C. (May 7, 2007) - Progress Energy [NYSE: PGN] announced first-quarter net income of $275 million, or $1.08 per share, compared with net income of $45 million or $0.18 per share, for the same period last year. The favorable year-over-year variance in GAAP net income is due primarily to the impact of discontinued Competitive Commercial Operations (CCO) including unrealized mark-to-market gains in 2007 and a goodwill impairment recorded in 2006. First-quarter ongoing earnings were $204 million or $0.80 per share, compared to $126 million or $0.50 per share, last year. The favorable year-over-year variance in ongoing earnings is due primarily to synthetic fuel operating results, lower income taxes, growth and usage and reduced interest expense. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share.)

“We are off to a good start in 2007,” said Bob McGehee, chairman and chief executive officer of Progress Energy. “Our utilities are performing well operationally and financially. We are also in the final stages of divesting our Progress Ventures business, which will allow us to concentrate our capital and our attention on serving the energy needs of our high growth service territories.

“Our primary focus now is on meeting the energy needs of our customers in a balanced manner. Conservation, demand side management, renewables and new generation all have a role to play. You will see us being active in all of these areas over the next several years. Our revenue growth and strong balance sheet will support the substantial investments we will be making.”

Core ongoing earnings, which exclude the ongoing earnings from the company’s coal and synthetic fuel operations, were $0.61 per share, compared with $0.46 per share last year. The company benefited from lower income taxes, growth and usage and lower interest expense as a result of reducing holding company debt.

Non-core ongoing earnings were $0.19 per share, compared with earnings of $0.04 per share last year, primarily due to increased synthetic fuel sales and unrealized mark-to-market gains on oil hedge instruments to protect synthetic fuels earnings. Also impacting non-core earnings was the recording of an 18 percent reserve of 2007 synthetic fuel tax credits as a result of high oil prices.

2007 ONGOING EARNINGS GUIDANCE

“Based on our solid first-quarter business results, we are confident in reaffirming our 2007 core ongoing earnings guidance of $2.70 to $2.90 per share,” McGehee said. The 2007 core ongoing earnings guidance excludes any impacts from the CVO mark-to-market adjustment, potential impairments, coal and synthetic fuel operations and discontinued operations of other businesses. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2007 earnings guidance figures due to the uncertain nature and amount of these adjustments.

“Non-core ongoing earnings associated primarily with synthetic fuels are expected to be between $0.30 and $0.40 per share, with oil prices and production levels the primary determining factors. 2007 will be the final year of synthetic fuels production,” McGehee said. “The company expects to have approximately $800 million deferred tax credits when the program concludes at the end of this year.”

RECENT DEVELOPMENTS

•	Announced the sale of the remainder of our Progress Ventures’ CCO assets (the company expects to close the two transactions this summer).
•	Legislation enacted in South Carolina supportive of new baseload construction and environmental cost recovery.
•	Set new winter peak-demand record at Progress Energy Carolinas of 12,133 MW, surpassing the previous winter record of 12,004 MW set in 2005.
•	Achieved top-quartile ranking among energy providers in the latest business customer satisfaction survey from J.D. Power & Associates.
•	Completed installation of scrubber at Roxboro Unit 2 plant and Selective Catalytic Reduction system at Asheville plant.
•	Completed nuclear refueling outage at Brunswick Unit 2.
•
Awarded supplier diversity award by DiversityBusiness.com for being one of the top 50 corporate and organizational buyers of diversity products in the U.S. in the technology, manufacturing, food service and professional services sectors.

•	Awarded innovative energy-efficiency program by Southeastern Electric Exchange for the company’s work in the Neighborhood Energy Saver program.
•	Launched Community Energy Saving Program in Raleigh, N.C. aimed at improving energy efficiency and reducing energy costs for customers.
•
Announced agreement to purchase power generated from hog waste by the North Carolina Pork Council as part of a pilot project to determine whether producing electricity from hog waste is economical and feasible.

Press releases regarding various announcements are available on the company’s Web site at: www.progress-energy.com/aboutus/news.

FIRST-QUARTER 2007 BUSINESS HIGHLIGHTS

Below are the first-quarter 2007 highlights for the company’s business units. See the reconciliation table on page S-1 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share. Also see the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

Progress Energy Carolinas

•	Reported ongoing earnings per share of $0.48, compared with $0.35 for the same period last year; GAAP earnings per share of $0.48, compared with $0.34 for the same period last year.
•	Reported primary ongoing earnings per share favorability in Q1-2007 over Q1-2006 of:
–	$0.05 lower environmental remediation expenses
–	$0.04 higher growth and usage
–	$0.03 lower income taxes
–	$0.02 favorable weather
•	Reported primary ongoing earnings per share unfavorability in Q1-2007 over Q1-2006 of:
–	$(0.01) lower wholesale margins as a result of lower gains on forward sales of excess generation.
•	Added 28,000 customers (net) during the last 12 months.

Progress Energy Florida

•	Reported ongoing earnings per share of $0.24, compared with $0.21 for the same period last year; GAAP earnings per share of $0.24, compared with $0.21 for the same period last year.
•	Reported primary ongoing earnings per share favorability in Q1-2007 over Q1-2006 of:
–	$0.02 increased wholesale sales
–	$0.02 lower income taxes
•	Reported primary ongoing earnings per share unfavorability in Q1-2007 over Q1-2006 of:
–	$(0.01) increased depreciation expense
•	Added 31,000 customers (net) during the last 12 months.

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported ongoing after-tax expenses of $0.11 per share compared with ongoing after-tax expenses of $0.10 per share for the same period last year; GAAP after-tax expenses of $0.07 per share, compared with after-tax expense of $0.18 per share for the same period last year.

•	Reported primary ongoing earnings per share favorability in Q1-2007 over Q1-2006 of:
–	$0.04 lower interest expense primarily as a result of reducing holding company debt in 2006
–	$0.01 other (net)
•	Reported primary ongoing earnings per share unfavorability in Q1-2007 over Q1-2006 of:
–	$(0.06) prior-year gain on the sale of Level 3 stock received as part of the sale of Progress Telecom

Non-Core Operations (Coal and Synthetic Fuels)

•
Reported ongoing earnings per share of $0.19, compared with ongoing earnings of $0.04 per share for the same period last year; GAAP earnings of $0.21 per share, compared with a loss of $0.03 per share for the same period last year.

•	Reported primary ongoing earnings per share favorability in Q1-2007 over Q1-2006 of:
–	$0.07 increased synthetic fuels sales of 2.1 million tons, up from 1.2 million tons in 2006
–	$0.07 unrealized mark-to-market gains on oil derivative contracts
–	$0.01 other (net)
•	Recorded an 18 percent reserve against the value of the tax credits associated with 2007 production due to credit phase out related to estimated oil prices.

SALE OF CEREDO SYNTHETIC FUEL INTEREST

In March 2007 Progress Energy disposed of its 100 percent ownership interest in Ceredo Synfuel LLC, the largest of the company’s four Earthco synthetic fuel plants. The company will continue to operate on behalf of the buyer. The company expects to receive proceeds of approximately $65 million in 2007. The company does not currently plan to sell the remaining three Earthco facilities. As a result of this transaction, the company’s synthetic fuel operations are expected to be cash flow neutral excluding the impact of the oil hedge entered into earlier this year.

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share Three months ended March 31
	2007			2006*
	Core	Non-core	Total	Core	Non-core	Total
Ongoing earnings per share	$0.61	$0.19	$0.80	$0.46	$0.04	$0.50
Intraperiod tax allocation	0.03	-	0.03	(0.06)	-	(0.06)
CVO mark-to-market	0.01	-	0.01	(0.10)	-	(0.10)
Discontinued operations	0.22	(0.01)	0.21	(0.09)	(0.07)	(0.16)
Derivative contracts mark-to-market	-	0.04	0.04	-	-	-
Impairment	-	(0.01)	(0.01)	-	-	-
Reported GAAP earnings per share	$0.87	$0.21	$1.08	$0.21	$(0.03)	$0.18
Shares outstanding (millions)			254			249

* Previously reported 2006 results have been restated to reflect discontinued operations. See page S-3 for further detail.

Reconciling adjustments from GAAP earnings to ongoing earnings as they relate to the current year and quarter and information included in the Supplemental Data schedules are as follows:

Intraperiod Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment increased earnings per share by $0.03 for the quarter. An immaterial effective tax rate adjustment was also recorded for Progress Energy Carolinas and Progress Energy Florida this quarter. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.01 for the quarter. Progress Energy is unable to predict the changes in the market value of the CVOs and, since these changes do not affect the company’s underlying obligation, management does not consider the adjustment to be a component of ongoing earnings.

Derivative Contracts Mark-to-Market

On March 30, 2007, we disposed of our 100 percent ownership interest in Ceredo to an unrelated third-party buyer. We will continue to consolidate Ceredo in accordance with Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51” (FIN 46R), but we anticipate recording a 100 percent minority interest so there will be no net earnings impact. Future operating results and tax credits generated by Ceredo will be excluded from our Coal and Synthetic Fuels segment. A portion of the derivative contracts entered into in January 2007 to hedge economically a portion of our 2007 synthetic fuels cash flow exposure to the risk of rising oil prices were entered into by Ceredo and contributed an unrealized after-tax mark-to-market gain of $0.04 per share for the three months ended March 31, 2007. Future mark-to-market changes on the Ceredo portion of the derivative contracts will also be excluded from our Coal and Synthetic Fuels segment. Due to the Ceredo disposal, management does not believe the mark-to-market adjustment recorded for the three months ended March 31, 2007 is representative of the ongoing operations of the company.

Impairment Related to the Write-Off of State Net Operating Losses

We evaluated previously recorded state net operating losses for potential impairment during the first quarter of 2007. Based upon the results of this evaluation, we impaired state net operating losses by recording a valuation allowance of $0.01 per share in the Coal and Synthetic Fuels segment. Management does not believe this impairment is representative of the ongoing earnings of the company.

Coal Mine Discontinued Operations

On Nov. 14, 2005, our board of directors approved a plan to divest of our coal mining operations. As a result, we have classified the coal mining operations as discontinued operations in the accompanying financial statements for all periods presented. On April 6, 2006, we signed an agreement to sell certain net assets of the coal mining business for $23 million and the sale closed on May 1, 2006. The remaining coal mining operations are expected to be sold in 2007. Discontinued coal mining operations decreased earnings per share by $0.01 for the quarter.

Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

Winchester Energy (Natural Gas Operations) Discontinued Operations

On Oct. 2, 2006, we completed the sale of Winchester Energy. Discontinued Winchester Energy operations decreased earnings by $0.01 per share for the quarter.

Due to the sale, the operations of Winchester Energy are reported as discontinued operations in the accompanying financial statements; therefore, management does not believe this activity is representative of the ongoing operations of the company.

CCO Discontinued Operations

On March 12, 2007, the company entered into agreements to sell nearly all of Progress Ventures, Inc.’s Competitive Commercial Operations physical and commercial assets, which include approximately 1,900 megawatts of power generation facilities in Georgia, as well as forward gas and power contracts, gas transportation, storage and structured power and other contracts, including the full requirements contracts with 16 Georgia Electric Membership Cooperatives. We expect to complete the disposition plan in 2007. As a result of the disposition plan, we recorded an after-tax estimated loss on the sale of $226 million in December 2006. Based on the terms of the final agreement, during the quarter ended March 31, 2007, we reversed $16 million after tax of the loss recorded in 2006. Discontinued CCO operations increased earnings per share by $0.23 for the quarter.

Due to our commitment to dispose of these assets, management does not view this activity as representative of the ongoing operations of the company.

* * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com.

Progress Energy’s conference call with the investment community will be held May 7, 2007, at
2 p.m. ET (11 a.m. PT). Investors, media and the public may listen to the conference call by dialing (913) 981-4905, confirmation code 7045636. If you encounter problems, please contact Amy Finelli at (919) 546-2233. A playback of the call will be available from 5 p.m. ET May 7 through midnight on May 21, 2007. To listen to the recorded call, dial (719) 457-0820 and enter confirmation code 7045636.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott starting at 3 p.m. ET. To participate in this session, please dial (913) 981-5507, confirmation code 8010943.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 23,000 megawatts of generation capacity and $10 billion in annual revenues.  The company's holdings include two electric utilities serving approximately 3.1 million customers in North Carolina, South Carolina and Florida. Progress Energy's nonregulated operations include energy marketing.  Progress Energy is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder's Award for dedication, commitment and sustained improvement in customer service.  For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the financial resources and capital needed to comply with environmental laws and our ability to recover eligible costs under cost-recovery clauses; weather conditions that directly influence the production, delivery and demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the impact on our facilities and businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the Progress Registrants’ ability to maintain their current credit ratings and the impact on the Progress Registrants’ financial condition and ability to meet their cash and other financial obligations in the event their credit ratings are downgraded; the impact that increases in leverage may have on each of the Progress Registrants; the impact of derivative contracts used in the normal course of business; the investment performance of our pension and benefit plans; the Progress Registrants’ ability to control costs, including pension and benefit expense, and achieve our cost-management targets for 2008; our ability to generate and utilize tax credits from the production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K (Section 29/45K); the impact that future crude oil prices may have on our earnings from our coal-based solid synthetic fuels businesses; the execution of our announced transactions to dispose of our Competitive Commercial Operations (CCO) business and additional resulting charges to income, which could exceed $300 million after-tax; our ability to manage the risks involved with the CCO business, including dependence on third parties and related counterparty risks, until completion of our divestiture transactions; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries.

These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission (SEC). All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the effect of each such factor on us.

# # #

Contacts: Corporate Communications - (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
CONSOLIDATED INTERIM FINANCIAL STATEMENTS
March 31, 2007

UNAUDITED CONSOLIDATED STATEMENTS of INCOME

	Three months ended March 31
(in millions except per share data)	2007	2006
Operating revenues
Electric	$2,068	$1,985
Diversified business	266	238
Total operating revenues	2,334	2,223
Operating expenses
Utility
Fuel used in electric generation	736	690
Purchased power	221	229
Operation and maintenance	420	416
Depreciation and amortization	219	228
Taxes other than on income	124	119
Other	(1)	(2)
Diversified business
Cost of sales	244	256
Depreciation and amortization	2	9
Gain on the sales of assets	(16)	(4)
Other	18	14
Total operating expenses	1,967	1,955
Operating income	367	268
Other income (expense)
Interest income	8	17
Other, net	9	(2)
Total other income	17	15
Interest charges
Net interest charges	144	165
Allowance for borrowed funds used during construction	(3)	(2)
Total interest charges, net	141	163
Income from continuing operations before income tax and minority interest	243	120
Income tax expense	19	29
Income from continuing operations before minority interest	224	91
Minority interest in subsidiaries’ income, net of tax	4	6
Income from continuing operations	220	85
Discontinued operations, net of tax	55	(40)
Net income	$275	$45
Average common shares outstanding - basic	254	249
Basic earnings per common share
Income from continuing operations	$0.87	$0.34
Discontinued operations, net of tax	0.21	(0.16)
Net income	$1.08	$0.18
Diluted earnings per common share
Income from continuing operations	$0.87	$0.34
Discontinued operations, net of tax	0.21	(0.16)
Net income	$1.08	$0.18
Dividends declared per common share	$0.610	$0.605

This financial information should be read in conjunction with the Company’s Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS

(in millions)	March 31, 2007	December 31, 2006
ASSETS
Utility plant
Utility plant in service	$23,865	$23,743
Accumulated depreciation	(10,152)	(10,064)
Utility plant in service, net	13,713	13,679
Held for future use	10	10
Construction work in progress	1,526	1,289
Nuclear fuel, net of amortization	300	267
Total utility plant, net	15,549	15,245
Current assets
Cash and cash equivalents	133	265
Short-term investments	1	71
Receivables, net	960	930
Inventory	1,013	969
Deferred fuel cost	189	196
Deferred income taxes	17	159
Assets of discontinued operations	895	887
Derivative assets	112	1
Prepayments and other current assets	68	107
Total current assets	3,388	3,585
Deferred debits and other assets
Regulatory assets	1,104	1,231
Nuclear decommissioning trust funds	1,307	1,287
Diversified business property, net	30	31
Miscellaneous other property and investments	456	456
Goodwill	3,655	3,655
Other assets and deferred debits	230	211
Total deferred debits and other assets	6,782	6,871
Total assets	$25,719	$25,701
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 258 and 256 million shares issued and outstanding, respectively	$5,882	$5,791
Unearned ESOP shares (2 million shares)	(42)	(50)
Accumulated other comprehensive loss	(50)	(49)
Retained earnings	2,711	2,594
Total common stock equity	8,501	8,286
Preferred stock of subsidiaries - not subject to mandatory redemption	93	93
Minority interest	54	10
Long-term debt, affiliate	271	271
Long-term debt, net	8,512	8,564
Total capitalization	17,431	17,224
Current liabilities
Current portion of long-term debt	404	324
Short-term debt	117	-
Accounts payable	652	712
Interest accrued	139	171
Dividends declared	157	156
Customer deposits	236	227
Liabilities of discontinued operations	179	189
Income taxes accrued	44	284
Other current liabilities	692	755
Total current liabilities	2,620	2,818
Deferred credits and other liabilities
Noncurrent income tax liabilities	270	306
Accumulated deferred investment tax credits	148	151
Regulatory liabilities	2,584	2,543
Asset retirement obligations	1,321	1,306
Accrued pension and other benefits	964	957
Other liabilities and deferred credits	381	396
Total deferred credits and other liabilities	5,668	5,659
Commitments and contingencies
Total capitalization and liabilities	$25,719	$25,701

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Three months ended March 31	2007	2006
Operating activities
Net income	$275	$45
Adjustments to reconcile net income to net cash provided by operating activities:
Discontinued operations, net of tax	(55)	40
Depreciation and amortization	250	267
Deferred income taxes	106	34
Investment tax credit	(3)	(3)
Tax levelization	(8)	16
Deferred fuel cost	108	134
Other adjustments to net income	12	75
Cash provided (used) by changes in operating assets and liabilities:
Receivables	59	123
Inventory	(36)	(60)
Prepayments and other current assets	(74)	(15)
Accounts payable	(51)	(78)
Other current liabilities	(290)	(172)
Regulatory assets and liabilities	8	(2)
Other liabilities and deferred credits	(11)	22
Other assets and deferred debits	(21)	16
Net cash provided by operating activities	269	442
Investing activities
Gross utility property additions	(469)	(304)
Nuclear fuel additions	(61)	(52)
Proceeds from sales of discontinued operations and other assets, net of cash divested	30	103
Purchases of available-for-sale securities and other investments	(192)	(538)
Proceeds from sales of available-for-sale securities and other investments	252	522
Other investing activities	(1)	(11)
Net cash used by investing activities	(441)	(280)
Financing activities
Issuance of common stock	65	28
Proceeds from issuance of long-term debt, net	-	397
Net increase in short-term debt	117	79
Retirement of long-term debt	-	(801)
Dividends paid on common stock	(155)	(151)
Other financing activities	(33)	(60)
Net cash used by financing activities	(6)	(508)
Cash provided (used) by discontinued operations
Operating activities	47	54
Investing activities	(1)	(50)
Financing activities	-	-
Net decrease in cash and cash equivalents	(132)	(342)
Cash and cash equivalents at beginning of period	265	605
Cash and cash equivalents at end of the period	$133	$263

Progress Energy, Inc.
SUPPLEMENTAL DATA Page S-1
Unaudited
Progress Energy, Inc.
Earnings Variances
First Quarter 2007 vs. 2006

	Regulated Utilities
($ per share)	Carolinas	Florida	Former Progress Ventures	Corporate and Other Businesses	Core Business		Coal & Synthetic Fuels		Consolidated

2006 GAAP earnings	0.34	0.21	(0.16)	(0.18)	0.21		(0.03)		0.18
Intraperiod tax allocation	0.01			0.05	0.06	A			0.06
Discontinued operations			0.16	(0.07)	0.09	B	0.07	B	0.16
CVO mark-to-market				0.10	0.10	C			0.10
2006 ongoing earnings	0.35	0.21	-	(0.10)	0.46		0.04		0.50

Weather - retail	0.02				0.02				0.02

Other retail - growth and usage	0.04				0.04				0.04

Other retail margin	0.01	0.01			0.02				0.02

Wholesale	(0.01)	0.02			0.01	D			0.01

O&M	0.02				0.02	E			0.02

Other	0.01				0.01				0.01

Depreciation & Amortization	0.02	(0.01)			0.01	F			0.01

Interest charges				0.04	0.04	G			0.04

Net diversified business				(0.05)	(0.05)	H	0.15	H	0.10

Taxes	0.03	0.02			0.05	I			0.05

Share dilution	(0.01)	(0.01)			(0.02)				(0.02)

2007 ongoing earnings	0.48	0.24	-	(0.11)	0.61		0.19		0.80
Intraperiod tax allocation				0.03	0.03	A			0.03
Discontinued operations			0.22		0.22	B	(0.01)	B	0.21
CVO mark-to-market				0.01	0.01	C			0.01
Derivative contracts mark-to-market					-		0.04	J	0.04
Impairment					-		(0.01)	K	(0.01)
2007 GAAP earnings	0.48	0.24	0.22	(0.07)	0.87		0.21		1.08

Corporate and Other Businesses includes other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intraperiod tax allocations, purchase accounting transactions and corporate eliminations.

A -	Intraperiod income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B -	Discontinued operations from sales of 1) CCO operations 2) Gas operations 3) Progress Telecom 4) Coal Mining businesses 5) Dixie Fuels and other fuels businesses.
C -	Corporate and Other - Impact of change in market value of outstanding CVO's.
D -	Carolinas - Unfavorable primarily due to lower gains on forward sales of excess generation.
Florida - Favorable primarily due to increased capacity under contract with a major customer.
E -	Carolinas - Favorable primarily due to the recording of additional estimated environmental remediation expenses in 2006.
F -	Carolinas - Favorable primarily due to a decrease in Clean Smokestacks Act amortization partially offset by the impact of increases in depreciable base.
Florida - Unfavorable primarily due to the impact of increases in depreciable base.
G -	Corporate and Other - Favorable primarily due to the $1.7 billion reduction in holding company debt during 2006 partially offset by a decrease in the interest allocated to discontinued operations.
H -	Corporate and Other - Unfavorable primarily due to the 2006 gain on the sale of Level 3 stock received as part of the Progress Telecom sale.

Coal and Synthetic Fuels - Favorable primarily due to increased synthetic fuels production, unrealized mark-to-market gains on derivative contracts, change in estimated tax credit reserve from 47% in 2006 to 18% in 2007, and lower royalty expense and lower depreciation expense due to the second quarter 2006 impairment of synthetic fuel assets.

I -	Carolinas - Favorable primarily due to changes relating to prior year federal and state income tax returns.
Florida - Favorable primarily due to the impact of an increase in AFUDC equity and current year miscellaneous tax adjustments.
J -	Coal and Synthetic Fuels - Unrealized mark-to-market gains on derivative contracts entered into by Ceredo Synfuel LLC.
K -	Coal and Synthetic Fuels - Impairment represents the write-off of state net operating loss carry forwards.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited
	Three Months Ended			Three Months Ended			Percentage Change
	March 31, 2007			March 31, 2006			From March 31, 2006
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas	Florida

Operating Revenues (in millions)
Retail
Residential	$424	$491	$915	$376	$506	$882	12.8%	(3.0)%
Commercial	254	247	501	226	245	471	12.4	0.8
Industrial	165	74	239	163	83	246	1.2	(10.8)
Governmental	22	67	89	20	66	86	10.0	1.5
Provision for retail revenue sharing	-	-	-	-	1	1	-	-
Total Retail	$865	$879	$1,744	$785	$901	$1,686	10.2	(2.4)
Wholesale	194	80	274	192	69	261	1.0	15.9
Unbilled	(25)	8	(17)	(27)	1	(26)	-	-
Miscellaneous revenue	23	44	67	28	36	64	(17.9)	22.2
Total Electric	$1,057	$1,011	$2,068	$978	$1,007	$1,985	8.1%	0.4%

Energy Sales (millions of kWh)
Retail
Residential	4,740	4,155	8,895	4,417	4,311	8,728	7.3%	(3.6)%
Commercial	3,245	2,624	5,869	3,052	2,550	5,602	6.3	2.9
Industrial	2,821	895	3,716	2,933	1,006	3,939	(3.8)	(11.0)
Governmental	327	748	1,075	320	721	1,041	2.2	3.7
Total Retail	11,133	8,422	19,555	10,722	8,588	19,310	3.8	(1.9)
Wholesale	3,956	1,170	5,126	3,958	1,007	4,965	(0.1)	16.2
Unbilled	(343)	190	(153)	(378)	(150)	(528)	-	-
Total Electric	14,746	9,782	24,528	14,302	9,445	23,747	3.1%	3.6%

Energy Supply (millions of kWh)
Generated - steam	7,572	4,564	12,136	7,510	4,352	11,862
nuclear	6,124	1,632	7,756	6,119	1,350	7,469
combustion turbines/combined cycle	477	1,787	2,264	230	1,778	2,008
hydro	213	-	213	189	-	189
Purchased	911	2,315	3,226	900	2,470	3,370
Total Energy Supply (Company Share)	15,297	10,298	25,595	14,948	9,950	24,898

Impact of Weather to Normal on Retail Sales
Heating Degree Days - Actual	1,579	293		1,534	289		2.9%	1.4%
- Normal	1,637	360		1,672	360

Cooling Degree Days - Actual	29	212		15	211		93.3%	0.5%
- Normal	12	207		11	207

Impact of retail weather to normal on EPS	($0.01)	($0.02)	($0.03)	($0.03)	($0.03)	($0.06)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

Financial Statistics
	March 31, 2007	March 31, 2006
Return on average common stock equity (12 months ended)	9.8%	8.2%
Book value per common share	$33.31	$32.05
Capitalization
Common stock equity	47.4%	42.2%
Preferred stock of subsidiary and minority interest	0.8%	0.8%
Total debt	51.8%	57.0%
Total Capitalization	100.0%	100.0%

2006 Impact of Discontinued Operations
(Earnings per share)	Three months ended March 31, 2007	Three months ended March 31, 2006
Progress Telecom	$ -	$0.07
Coal Mine Operations	(0.01)	(0.07)
Rowan and DeSoto Plants	-	(0.01)
Gas Operations	(0.01)	0.09
CCO Operations	0.23	(0.24)
Total	$0.21	($0.16)

2006 Ongoing Earnings-Restated
(Earnings per share)	Carolinas	Florida	Corporate and Other Businesses	Core Business	Coal & Synthetic Fuels	Consolidated
Q1	$0.35	$0.21	($0.10)	$0.46	$0.04	$0.50
Q2	0.29	0.34	(0.14)	0.49	(0.14)	0.35
Q3	0.75	0.52	(0.22)	1.05	0.03	1.08
Q4	0.42	0.24	(0.06)	0.60	0.05	0.65
2006	$1.81	$1.31	($0.52)	$2.60	($0.02)	$2.58